Exhibit 99.2

Quarterly Financial Report

Second Quarter 2026

250
250
CSX
WATCH
YOUR
STEP
250
CSX

CSX

CSX Corp. Announces Second Quarter 2026 Results
•Record quarterly revenue of $3.94 billion, up 10% year-over-year; diluted EPS of $0.54, up 23%
•Operating income of $1.51 billion, up 17%; operating margin expanded 240 bps to 38.3%
•Volume increased 6% with broad-based growth across markets led by 9% intermodal growth

JACKSONVILLE, Fla. – July 22, 2026 – CSX Corp. (NASDAQ: CSX) today announced second quarter 2026 operating income of $1.51 billion and net earnings of $1.00 billion, or $0.54 per diluted share. In the second quarter of 2025, the company reported operating income of $1.28 billion and net earnings of $829 million, or $0.44 per diluted share. On a year-over-year basis, operating income increased 17%, net earnings increased 21%, and EPS increased 23%.

Total volume of 1.68 million units for the quarter was 6% higher compared to second quarter 2025. Revenue totaled $3.94 billion for the quarter, increasing 10% year-over-year, due to increased fuel surcharge revenue together with higher volume and pricing across merchandise, intermodal, and coal.

“Our second quarter results reflect the solid progress we’re making at CSX. Our railroaders successfully managed substantial volume growth while maintaining a consistent focus on safety and productivity, which allowed us to deliver improved financial performance,” said Steve Angel, president and chief executive officer. “As we move into the second half of the year, we will strengthen our service execution as we continue to build momentum across the business.”

CSX executives will conduct a conference call with the investment community this afternoon, July 22, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter in 3368220 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company’s website at investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements..….p. 3	read in conjunction with the	Jacksonville, FL 32202	Matthew Korn, CFA
Operating Statistics...............................p. 10	Company’s most recent	www.csx.com	(904) 366-4515
Non-GAAP Measures............................p. 12	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Austin Staton
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links approximately 250 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on X, formerly known as Twitter, (x.com/CSX) and on Facebook (facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; (vii) changes in fuel prices, surcharges for fuel and the availability of fuel; (viii) adverse economic or operational effects from actual or threatened war or terrorist activities and any government response; and (ix) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in Millions, Except Per Share Amounts)

	Quarters Ended				Six Months Ended
	Jun. 30, 2026	Jun. 30, 2025	Fav / (Unfav)	% Change	Jun. 30, 2026	Jun. 30, 2025	Fav / (Unfav)	% Change

Revenue	$3,935	$3,574	$361	10%	$7,417	$6,997	$420	6%
Expense
Labor and Fringe	831	791	(40)	(5)	1,643	1,612	(31)	(2)
Purchased Services and Other	644	710	66	9	1,260	1,484	224	15
Depreciation and Amortization	411	427	16	4	826	852	26	3
Fuel	446	269	(177)	(66)	748	544	(204)	(38)
Equipment and Other Rents	97	94	(3)	(3)	181	181	—	—
Total Expense	2,429	2,291	(138)	(6)	4,658	4,673	15	—

Operating Income	1,506	1,283	223	17	2,759	2,324	435	19

Interest Expense	(211)	(212)	1	—	(424)	(421)	(3)	(1)
Other Income - Net	25	22	3	14	48	48	—	—
Earnings Before Income Taxes	1,320	1,093	227	21	2,383	1,951	432	22

Income Tax Expense	(318)	(264)	(54)	(20)	(574)	(476)	(98)	(21)
Net Earnings	$1,002	$829	$173	21%	$1,809	$1,475	$334	23%

Operating Margin	38.3%	35.9%			37.2%	33.2%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.54	$0.44	$0.10	23%	$0.97	$0.78	$0.19	24%

Average Shares Outstanding, Assuming Dilution (Millions)	1,859	1,869			1,860	1,881

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	Jun. 30, 2026	Dec. 31, 2025
ASSETS

Cash and Cash Equivalents	$1,007	$670
Short-Term Investments	383	5
Other Current Assets	2,018	1,875
Properties - Net	36,946	36,811
Investment in Affiliates and Other Companies	2,675	2,634
Other Long-Term Assets	1,697	1,687
Total Assets	$44,726	$43,682

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$1,702	$708
Other Current Liabilities	2,452	2,425
Long-Term Debt	17,162	18,165
Deferred Income Taxes - Net	8,000	7,914
Other Long-Term Liabilities	1,322	1,310
Total Liabilities	30,638	30,522

Total Shareholders' Equity	14,088	13,160
Total Liabilities and Shareholders' Equity	$44,726	$43,682

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in Millions)

	Six Months Ended
	Jun. 30, 2026	Jun. 30, 2025
OPERATING ACTIVITIES
Net Earnings	$1,809	$1,475
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	826	852
Deferred Income Tax Expense	84	(1)
Other Operating Activities - Net (a)	(120)	(436)
Net Cash Provided by Operating Activities	2,599	1,890

INVESTING ACTIVITIES
Property Additions (b)	(1,119)	(1,495)
Purchases of Short-Term Investments	(515)	—
Proceeds from Sales of Short-Term Investments	146	69
Proceeds and Advances from Property Dispositions	137	49
Business Acquisitions, Net of Cash Acquired	—	(14)
Other Investing Activities	30	(63)
Net Cash Used in Investing Activities	(1,321)	(1,454)

FINANCING ACTIVITIES
Shares Repurchased (c)	(518)	(1,172)
Dividends Paid	(520)	(488)
Long-term Debt Repaid	(9)	(3)
Long-term Debt Issued	—	600
Other Financing Activities	106	81
Net Cash Used in Financing Activities	(941)	(982)

Net Increase (Decrease) in Cash and Cash Equivalents	337	(546)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	670	933
Cash and Cash Equivalents at End of Period	$1,007	$387

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Other Operating Activities - Net: During the six months ended June 30, 2025, the Company made $429 million of federal and state tax payments related to the 2024 tax year, which were previously postponed under tax relief announcements for those impacted by the 2024 hurricane season.

b)Property Additions: Property additions for the six months ended June 30, 2025, include approximately $295 million related to rebuilding the Blue Ridge subdivision as a result of impacts from Hurricane Helene. The Blue Ridge subdivision reopened in September 2025.

c)Shares Repurchased: During second quarters and six months ended 2026 and 2025, the Company engaged in the following repurchase activities:

	Quarters Ended		Six Months Ended
	Jun. 30, 2026	Jun. 30, 2025	Jun. 30, 2026	Jun. 30, 2025
Shares Repurchased (Millions)	6	14	12	38
Cost of Shares (Dollars in Millions) (1)	$284	$401	$506	$1,152
Average Cost per Share Repurchased	$45.30	$28.28	$42.31	$30.39

Excise Taxes Paid for Net Share Repurchases (Dollars in Millions) (2)	$12	$20	$12	$20
(1) Amounts exclude the impact of excise tax on net share repurchases imposed as part of the Inflation Reduction Act of 2022.
(2) Excise tax payments made in 2026 were related to share repurchases in 2025. Excise tax payments made in 2025 were related to share repurchases in 2024.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of Units); Revenue (Dollars in Millions); Revenue Per Unit (Dollars)

Quarters Ended June 30, 2026 and June 30, 2025

	Volume			Revenue			Revenue Per Unit
	2026	2025	% Change	2026	2025	% Change	2026	2025	% Change
Chemicals	177	164	8%	$774	$701	10%	$4,373	$4,274	2%
Agricultural and Food Products	119	117	2	444	418	6	3,731	3,573	4
Minerals	105	99	6	242	218	11	2,305	2,202	5
Automotive	102	103	(1)	332	320	4	3,255	3,107	5
Metals and Equipment	72	70	3	256	224	14	3,556	3,200	11
Forest Products	70	70	—	266	250	6	3,800	3,571	6
Fertilizers	50	47	6	132	126	5	2,640	2,681	(2)
Total Merchandise	695	670	4	2,446	2,257	8	3,519	3,369	4
Intermodal	792	729	9	620	491	26	783	674	16
Coal	189	181	4	520	477	9	2,751	2,635	4
Trucking	—	—	—	226	211	7	—	—	—
Other	—	—	—	123	138	(11)	—	—	—
Total	1,676	1,580	6%	$3,935	$3,574	10%	$2,348	$2,262	4%

Six Months Ended June 30, 2026 and June 30, 2025

	Volume			Revenue			Revenue Per Unit
	2026	2025	% Change	2026	2025	% Change	2026	2025	% Change
Chemicals	345	330	5%	$1,496	$1,399	7%	$4,336	$4,239	2%
Agricultural and Food Products	235	232	1	853	826	3	3,630	3,560	2
Minerals	187	178	5	434	399	9	2,321	2,242	4
Automotive	189	190	(1)	607	591	3	3,212	3,111	3
Metals and Equipment	137	135	1	476	433	10	3,474	3,207	8
Forest Products	134	140	(4)	495	499	(1)	3,694	3,564	4
Fertilizers	99	95	4	273	262	4	2,758	2,758	—
Total Merchandise	1,326	1,300	2	4,634	4,409	5	3,495	3,392	3
Intermodal	1,549	1,445	7	1,138	984	16	735	681	8
Coal	360	353	2	978	938	4	2,717	2,657	2
Trucking	—	—	—	428	413	4	—	—	—
Other	—	—	—	239	253	(6)	—	—	—
Total	3,235	3,098	4%	$7,417	$6,997	6%	$2,293	$2,259	2%

CSX Corporation
VOLUME AND REVENUE
Total revenue increased 10% in second quarter 2026 when compared to second quarter 2025 primarily due to increased fuel surcharge revenue together with higher volume and pricing across merchandise, intermodal and coal.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets and does not include amounts for trucking. Fuel lag is the estimated revenue effect resulting from the difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are on a two-month lag for non-intermodal traffic.

	Quarters Ended		Six Months Ended
(Dollars in Millions)	Jun. 30, 2026	Jun. 30, 2025	Jun. 30, 2026	Jun. 30, 2025
Fuel Surcharge Revenue	$410	$222	$641	$439
Fuel Lag (Unfavorable) Favorable	$(54)	$4	$(93)	$(1)

Merchandise Volume
Chemicals - Increased due to higher shipments of plastics, waste, petcoke and sand.

Agricultural and Food Products - Increased due to higher shipments of export grains and domestic feed ingredients, partially offset by decreased shipments of domestic feed grain.

Minerals - Increased due to higher shipments of cement and aggregates.

Automotive - Decreased due to the impact of a temporary outage at a customer location associated with re-tooling efforts.

Metals and Equipment - Increased primarily due to higher pipe and scrap shipments, partially offset by lower steel shipments, which includes the impact of customer plant closures.

Forest Products - Flat as higher lumber shipments, including benefits from a tighter trucking environment, were offset by lower shipments of pulp and paper products, which include the impacts of both customer plant closures and temporary outages.

Fertilizers - Increased due to higher short-haul phosphates shipments.
Intermodal Volume
Domestic shipments increased due to wins with key customers, new service offerings and a tightening truck environment. International shipments were relatively flat to prior year levels.
Coal Volume
Export coal increased due to higher shipments of metallurgical and thermal coal, including the benefits of increased production from re-opened mines. Domestic coal decreased due to lower shipments to utility plants, partially offset by higher shipments to steel manufacturing locations and lake terminals.

	Quarters Ended			Six Months Ended
(Millions of Tons)	Jun. 30, 2026	Jun. 30, 2025	Change	Jun. 30, 2026	Jun. 30, 2025	Change
Coal Tonnage
Domestic	10.0	10.2	(2)%	19.3	19.4	(1)%
Export	11.3	10.1	12	21.4	20.3	5
Total Coal	21.3	20.3	5%	40.7	39.7	3%
Trucking Revenue
Trucking revenue increased $15 million versus the prior year due to higher fuel surcharge.
Other Revenue
Other revenue decreased $15 million due to an increase in the reserve for freight in transit in the current year compared to a decrease in the prior year.

CSX Corporation
EXPENSE
Expenses of $2.4 billion increased $138 million, or 6%, in second quarter 2026 when compared to second quarter 2025. Fuel expense increased $177 million compared to prior year while total non-fuel expense decreased $39 million.
Labor and Fringe expense increased $40 million due to the following:
•Incentive compensation increased $56 million driven by higher expected payouts.
•An increase of $32 million was due to inflation.
•All other net costs decreased $48 million primarily due to lower headcount.
Purchased Services and Other expense decreased $66 million due to the following:
•Efficiency savings, net of inflation, of $54 million were driven by cost reductions across operating and support functions.
•A decrease of $14 million was due to the effects of network disruptions and congestion in the prior year, including rerouting impacts.
•Gains on property dispositions of $17 million in second quarter 2026 were primarily due to the sale of the Company's last remaining aircraft in the asset group. Gains were $8 million in the prior year.
•All other net costs increased $11 million, primarily due to intermodal volume increases and advisory expenses related to potential industry consolidation. These increases were partially offset by an insurance recovery related to 2024 property damage on the Blue Ridge subdivision.
Depreciation and Amortization expense decreased $16 million primarily as a result of an equipment depreciation study.
Fuel costs increased $177 million primarily due to a 74% increase in locomotive fuel prices as well as higher non-locomotive fuel prices, partially offset by efficiency savings.
Equipment and Other Rents expense increased $3 million.

Employee Counts (Estimated)

	Quarters Ended			Six Months Ended
Average:	Jun. 30, 2026	Jun. 30, 2025	Change	Jun. 30, 2026	Jun. 30, 2025	Change
Rail	20,063	21,300	(1,237)	20,159	21,365	(1,206)
Trucking	2,104	2,210	(106)	2,089	2,103	(14)
Total	22,167	23,510	(1,343)	22,248	23,468	(1,220)

Ending:
Rail	20,046	21,310	(1,264)
Trucking	2,105	2,233	(128)
Total	22,151	23,543	(1,392)

Fuel Expense

	Quarters Ended		Six Months Ended
(Dollars and Gallons in Millions, Except Price Per Gallon)	Jun. 30, 2026	Jun. 30, 2025	Jun. 30, 2026	Jun. 30, 2025
Estimated Locomotive Fuel Consumption (Gallons)	93.5	97.2	184.5	190.1
Price per Gallon (Dollars)	$4.05	$2.33	$3.41	$2.37
Total Locomotive Fuel Expense	$379	$226	$630	$451
Non-Locomotive Fuel Expense	67	43	118	93
Total Fuel Expense	$446	$269	$748	$544

CSX Corporation
OPERATING STATISTICS (Estimated)
In the second quarter of 2026, velocity improved by 3% while dwell increased by 6% versus prior year. Carload trip plan performance decreased by 5% and intermodal trip plan performance decreased by 2%. The Company continues to focus on operational improvements and executing the operating plan to deliver safe, reliable, and efficient service to customers.

The Federal Railroad Administration (“FRA”) personal injury frequency index of 0.83 in second quarter 2026 improved 19% compared to prior year and the FRA train accident rate of 2.72 improved 30%. Safety is a top priority at CSX, and the Company is committed to reducing risk and enhancing the overall safety of its employees, customers, and communities in which it operates.

	Quarters Ended			Six Months Ended
	Jun. 30, 2026	Jun. 30, 2025	Improvement / (Deterioration)	Jun. 30, 2026	Jun. 30, 2025	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles Per Hour)	18.0	17.5	3%	18.4	17.6	5%
Dwell (Hours)	11.0	10.4	(6)%	10.9	11.0	1%
Cars Online	131,642	129,738	(1)%	127,745	130,962	2%

On-Time Originations	70%	69%	1%	71%	68%	4%
On-Time Arrivals	54%	55%	(2)%	57%	55%	4%
Carload Trip Plan Performance	71%	75%	(5)%	73%	72%	1%
Intermodal Trip Plan Performance	88%	90%	(2)%	88%	90%	(2)%

Fuel Efficiency	0.94	0.98	4%	0.96	0.98	2%

Revenue Ton-Miles (Billions)
Merchandise	34.4	33.2	4%	67.0	65.5	2%
Coal	9.1	9.3	(2)%	17.6	17.7	(1)%
Intermodal	7.9	7.5	5%	15.4	14.6	5%
Total Revenue Ton-Miles	51.4	50.0	3%	100.0	97.8	2%

Total Gross Ton-Miles (Billions)	99.7	99.6	—%	193.2	193.5	—%

Safety
FRA Personal Injury Frequency Index	0.83	1.03	19%	0.79	0.98	19%
FRA Train Accident Rate	2.72	3.88	30%	2.68	3.76	29%

Certain operating statistics are estimated and can continue to be updated as actuals settle. The methodology for calculating train velocity, dwell, cars online and trip plan performance differs from that used by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology.

CSX Corporation
OPERATING STATISTICS (Estimated), continued

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures actual train miles and times of a train movement on CSX's network.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
Carload Trip Plan Performance - Percent of measured cars (excludes unit trains and other non-scheduled service as well as empty automotive shipments) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers (excludes port shipments along with empty containers and other non-scheduled service) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Free Cash Flow
Management believes that Free Cash Flow ("FCF") is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, FCF measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. FCF is calculated by using net cash from operations and adjusting for property additions and proceeds and advances from property dispositions. FCF should be considered in addition to, rather than a substitute for, cash provided by operating activities.
The following table reconciles cash provided by operating activities (GAAP measure) to FCF before dividends (non-GAAP measure).

	Six Months Ended
(Dollars in Millions)	Jun. 30, 2026	Jun. 30, 2025
Net Cash Provided by Operating Activities	$2,599	$1,890
Property Additions	(1,119)	(1,495)
Proceeds and Advances from Property Dispositions	137	49
Free Cash Flow (before payment of dividends)	$1,617	$444